Exhibit 99.1

AMENDMENT NO. 2

TO

THE SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE

RETIREMENT PLAN FOR

OUTSIDE GOVERNORS AND AFFILIATED DIRECTORS

THIS AMENDMENT NO. 2 TO THE SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE RETIREMENT PLAN FOR OUTSIDE GOVERNORS AND AFFILIATED DIRECTORS (this “Amendment”), dated as of December 15, 2004, is made and adopted by SCPIE INDEMNITY COMPANY, a California stock issuer and successor to Southern California Physicians Insurance Exchange (the “Company”), and SCPIE HOLDINGS INC., a Delaware corporation (“SCPIE”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, Southern California Physicians Insurance Exchange adopted The Retirement Plan for Outside Governors and Affiliated Directors, as amended by Amendment No. 1 thereto dated March 21, 1996 (as so amended, the “Plan”), effective as of January 1, 1994;

WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger dated August 8, 1996, Southern California Physicians Insurance Exchange merged with and into the Company, a wholly-owned subsidiary of SCPIE (the “Reorganization”);

WHEREAS, pursuant to Section 9.1 of the Plan, the Plan may be amended by the Board of Directors of the Company;

WHEREAS, the Company and SCPIE desire to amend the Plan as set forth below;

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows:

1.	A new Section 4.8 shall be added to the Plan as follows:

4.8	Notwithstanding anything to the contrary in this Plan, in connection with her retirement from the Board of Directors of SCPIE Holdings Inc. effective December 15, 2004 (the “Retirement Date”), Harriet Opfell, M.D. shall be entitled to receive her accrued benefit under this Plan in cash in a single lump sum payment within thirty (30) days following the Retirement Date, after her accrued benefit is discounted to reflect the actuarial present value of such benefit based on current interest rates and mortality rates as determined by an independent actuarial consultant appointed by the Company and SCPIE Holdings Inc. (the “Discounted Value”), which Discounted Value shall represent full and final payment of her accrued benefit under this Plan. The payment of the Discounted Value to Dr. Opfell shall be subject to her execution of a settlement agreement and release reasonably acceptable to the Company and SCPIE Holdings Inc. Following the payment of the Discounted Value to Dr. Opfell, no further payments will be made to her or her spouse under this Plan.

2.	This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3.	All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

4.	The Plan, as amended by this Amendment, is hereby ratified and confirmed.

[Signature Page to Follow]

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of SCPIE Holdings Inc. and SCPIE Indemnity Company effective December 15, 2004.

By:	/s/ Joseph P. Henkes
Name:	Joseph P. Henkes
Title:	Secretary